Exhibit 99.1

From:	Matthew J. Doherty Public Relations 1030 Eagles Nest Lane Monroeville, PA 15146 (412) 372-1055

For:	MORTON’S RESTAURANT GROUP, INC.	For Immediate Release
325 North LaSalle Street
Chicago, IL 60654
(312) 923-0030
www.mortons.com

March 9, 2009

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer,
Morton’s Restaurant Group, Inc.

MORTON’S RESTAURANT GROUP, INC. REPORTS RESULTS FOR

FISCAL 2008 FOURTH QUARTER AND FOR THE FISCAL YEAR

– Fiscal 2008 Full-Year Revenues Increased 0.2% to $354.5 Million –

– Fiscal 2008 Fourth Quarter Revenues of $93.5 Million –

– Company Provides Guidance for Fiscal First Quarter and Full Year 2009 –

Chicago, IL. March 9, 2009 – Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2008 fourth quarter and its fiscal year ended January 4, 2009.

The three month period ended January 4, 2009 as compared to the three month period ended December 30, 2007 (14 weeks to 13 weeks)

•	Revenues decreased 7.0% to $93.5 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 12.0% for the three month period ended January 4, 2009. The fourth quarter of fiscal 2008 included 14 weeks as compared to 13 weeks in the fourth quarter of fiscal 2007. The fourth quarter of fiscal 2008 also included revenue from New Year’s Eve and the fourth quarter of fiscal 2007 did not include revenue from New Year’s Eve. Excluding the last week of fiscal 2008, comparable restaurant revenues for Morton’s steakhouses would have decreased 17.9% for the fourth quarter of fiscal 2008. For the prior year’s comparable quarter, the three month period ended December 30, 2007, comparable restaurant revenues for Morton’s steakhouses had decreased 0.4%.

•

The decrease in revenues is primarily attributable to the decrease in comparable restaurant revenues. A portion of the decrease was offset by an increase in revenues from four new Morton’s steakhouses which opened during fiscal 2008.

•	The fourth quarter of fiscal 2008 included three unusual items:

•

During the fourth quarter of fiscal 2008, the Company performed its annual impairment analysis and completed the fair value allocation process necessary to determine the impairment of goodwill and recorded an additional charge of $8.1 million or $0.52 per diluted share. In addition, the Company recorded a non-cash impairment charge for certain long-lived assets of $2.3 million pre-tax and $1.3 million after-tax or $0.08 per diluted share.

•

Wage and hour and similar labor claims have been plaguing the industry. The Company settled several such claims and recorded a charge of $3.7 million pre-tax and $2.3 million after-tax or $0.15 per diluted share, for these and certain other labor claims. This charge was included in general and administrative expenses in the consolidated statements of operations.

•

The Company recorded lease exiting and related costs of $0.9 million pre-tax and $0.6 million after-tax or $0.04 per diluted share relating to the closures of the New York office and two Morton’s steakhouses.

•

Including these unusual items, the Company’s net loss was $(8.1) million, or $(0.51) per diluted share, for the three month period ended January 4, 2009 compared to net income of $6.4 million, or $0.38 per diluted share, for the three month period ended December 30, 2007.

•

Excluding these unusual items, the Company had adjusted net income of $4.3 million, or $0.27 per diluted share, for the three month period ended January 4, 2009 compared to adjusted net income of $6.2 million, or $0.36 per diluted share, for the three month period ended December 30, 2007. (Please refer to the reconciliation of adjusted net income to GAAP net income (loss) in the financial tables that follow.)

Fiscal year 2008 as compared to fiscal year 2007 (53 weeks to 52 weeks)

•	Revenues increased 0.2% to $354.5 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 5.2% for the fiscal year ended January 4, 2009. Due to a fiscal calendar shift, the first quarter of fiscal 2008 included revenue from New Year’s Eve (December 31, 2007) and the first quarter of fiscal 2007 did not include revenue from New Year’s Eve. Furthermore, fiscal 2008 included 53 weeks compared to 52 weeks in fiscal 2007. Excluding the first day of both fiscal years and excluding the last week of fiscal 2008, comparable restaurant revenues for Morton’s steakhouses would have decreased 7.6% for fiscal 2008. For fiscal 2007, the Company had reported an increase of comparable restaurant revenues for Morton’s steakhouses of 2.6%.

•

The increase in revenues is primarily attributable to revenues from five new Morton’s steakhouses, which opened during fiscal 2007, and four new Morton’s steakhouses, which opened during fiscal 2008, as well as the additional week in fiscal 2008 and the revenue from two New Year’s Eves (December 31, 2007 and 2008) being included in fiscal 2008. A substantial portion of this increase was offset by the decrease in comparable restaurant revenues.

•	Fiscal 2008 included three unusual items:

•

As previously reported, after performing the interim test for impairment, it was determined that goodwill, the intangible asset and certain long-lived assets were impaired and the Company accordingly recorded non-cash impairment charges of $69.8 million pre-tax and $60.7 million after-tax or $3.83 per diluted share during the third quarter of fiscal 2008. The non-cash impairment charges of $69.8 million consisted of $44.0 million for goodwill, $6.0 million for the intangible asset and $19.8 million for certain long-lived assets. The Company performed its annual impairment analysis and completed the fair value allocation process necessary to determine the impairment of goodwill during the fourth quarter of fiscal 2008 and recorded an additional charge of $8.1 million or $0.52 per diluted share. In addition, during the fourth quarter of fiscal 2008, the Company recorded a non-cash impairment charge for certain long-lived assets of $2.3 million pre-tax and $1.3 million after-tax or $0.08 per diluted share.

•

As stated above, the Company settled several wage and hour and similar labor claims and recorded a charge of $3.7 million pre-tax and $2.3 million after-tax or $0.15 per diluted share, for these and certain other labor claims. This charge was included in general and administrative expenses in the consolidated statements of operations.

•

As stated above, the Company recorded lease exiting and related costs of $0.9 million pre-tax and $0.6 million after-tax or $0.04 per diluted share relating to the closures of the New York office and two Morton’s steakhouses.

•

Including these unusual items, the Company’s net loss was $(67.7) million, or $(4.21) per diluted share, for fiscal year ended January 4, 2009 compared to net income of $13.0 million, or $0.77 per diluted share, for fiscal year ended December 30, 2007.

•

Excluding these unusual items, the Company had adjusted net income of $5.4 million, or $0.33 per diluted share, for fiscal year ended January 4, 2009 compared to adjusted net income of $12.7 million, or $0.75 per diluted share, for fiscal year ended December 30, 2007. (Please refer to the reconciliation of adjusted net income to GAAP net income (loss) in the financial tables that follow.)

As previously announced, Morton’s revenues and results have been pressured by the continuing global recession, which has impacted guest traffic throughout the industry. Negative comparable restaurant revenues adversely impacted earnings due to the deleveraging on the fixed cost base.

“We firmly believe that our strong Morton’s brand, our warm, genuine hospitality, our world-class menu featuring ‘The Best Steak Anywhere’ and our broad wine and spirits selections truly distinguish Morton’s,” said Thomas J. Baldwin, Chairman and Chief Executive Officer of Morton’s Restaurant Group, Inc. “We are continually striving to enhance our relationships with our guests and their Morton’s experiences. We place great emphasis on the many operational, marketing and strategic initiatives we have undertaken to address the weakened economy and continue to work hard to aggressively manage those elements of our business that are within the Company’s control. We believe that Morton’s remains the most recognizable brand in the fine dining segment and that our Company is well positioned for long-term growth as the economy improves.”

Restaurant Development

During fiscal 2008, the Company opened new Morton’s steakhouses in Naperville, IL (March); Coral Gables, FL (June); Brooklyn, NY (November); and Ft. Lauderdale, FL (December). Additionally, during fiscal 2008, the Company opened a new Morton’s steakhouse in Sacramento, CA and closed a previously existing Morton’s steakhouse in Sacramento, CA (November). The Company has entered into leases to open new Morton’s steakhouses in Dallas, TX; Indian Wells, CA; and Miami Beach, FL.

On March 3, 2009, the Company opened a new Morton’s steakhouse in Mexico City, Mexico (through a joint venture structure).

During 2008, the Company completed the introduction of Bar 12—21 in its Morton’s steakhouses in Beverly Hills, CA; Chicago (State Street, The Original), IL; St. Louis (Clayton), MO; Las Vegas, NV; Los Angeles (Downtown), CA; Houston, TX; and Palm Beach, FL.

From June 1, 2008 through September 10, 2008, the Morton’s steakhouse in Beverly Hills, CA was temporarily closed for major renovations.

Based on a strategic assessment of trends, the Company closed its Bertolini’s restaurant in Indianapolis, IN during the first quarter of fiscal 2008 and its Morton’s steakhouses in Kansas City, MO and Charlotte (SouthPark), NC during the fourth quarter of fiscal 2008.

Stock Repurchase

In the first quarter of fiscal 2008, the Company announced that its Board of Directors had authorized the repurchase of a total of $10.0 million of the Company’s common stock. In fiscal 2008, the Company repurchased approximately $9.4 million of its common stock. During the fourth quarter of fiscal 2008, the Company did not purchase shares of its common stock.

First Quarter Fiscal 2009 and Full Year Fiscal 2009 Financial Guidance

The current economic environment significantly increases the inherent uncertainty of guidance. Actual results could differ materially from the guidance provided herein as a result of numerous factors, many of which are beyond the Company’s control. In particular, a further decrease in consumer and/or business spending in one or more of the geographic areas in which the Company operates could cause actual results to differ materially from the Company’s guidance. Refer to “Cautionary Note on Forward-Looking Statements” later in this press release.

The Company currently expects first quarter of fiscal 2009 revenues to range between $78.0 million and $80.0 million, which reflect a decrease in comparable restaurant revenues for Morton’s steakhouses of approximately 20% to 22% as compared to the first quarter of fiscal 2008. The first quarter of fiscal 2008 revenues included revenue from New Year’s Eve (December 31, 2007); the first quarter of fiscal 2009 does not include revenue from New Year’s Eve. First quarter of fiscal 2009 diluted net loss per share is expected to approximate $(0.06) to $(0.10). This range includes a partial write-off of deferred financing charges of approximately $0.2 million related to the amendment of the Company’s senior revolving credit facility that was executed on March 4, 2009, pursuant to which the credit facility was immediately reduced from $115.0 million to $75.0 million, with a further reduction to $70.0 million effective December 31, 2009. In addition, the amendment modifies one of the financial covenants applicable to the Company to make it less restrictive and increases the interest rates applicable to borrowings as well as certain fees payable under the Company’s credit agreement. The diluted net loss per share range also assumes an expected effective income tax rate for the first quarter of fiscal 2009 not exceeding 20%. However, during the first quarter of fiscal 2009, the Company’s tax rate will be negatively impacted by a non-cash charge of approximately $0.7 million, or $0.04 per diluted share, related to the tax treatment of the vesting of certain restricted stock awards as a result of SFAS No. 123R. During the first quarter of fiscal 2009, the Company opened one Morton’s steakhouse in Mexico City, Mexico (through a joint venture structure), which includes a Bar 12—21 and a new temperature controlled display wine room.

The Company currently expects fiscal year 2009 revenues to range between $337.0 million and $342.0 million, which reflect a decrease in comparable restaurant revenues for Morton’s steakhouses of approximately 7% to 9% as compared to fiscal 2008. The Company’s revenue guidance takes into account a 52 week year for fiscal 2009 compared to a 53 week year for fiscal 2008. Furthermore, fiscal 2009 will include revenue from one New Year’s Eve (December 31, 2009) whereas fiscal 2008 included revenue from two New Year’s Eves (December 31, 2007 in the first quarter and December 31, 2008 in the fourth quarter). Diluted net income per share for fiscal 2009 is expected to approximate $0.20 to $0.25. This range includes additional interest expense of approximately $0.7 million, or $0.04 per diluted share, and a partial write-off of deferred financing charges of approximately $0.2 million related to the amendment of the Company’s senior revolving credit facility that was executed on March 4, 2009. This range also assumes an expected effective income tax rate not exceeding 20% and the negative impact of the first quarter non-cash charge of approximately $0.7 million, or $0.04 per diluted share, related to the tax treatment of the vesting of certain restricted stock awards. During fiscal 2009, the Company opened a Morton’s steakhouse in Mexico City and expects to open one additional Morton’s steakhouse, which will include a Bar 12—21 and a new temperature controlled display wine room. In addition, during fiscal 2009, the Company expects to retrofit up to two Morton’s steakhouses to include Bar 12—21.

Conference Call

Morton’s Restaurant Group, Inc. (NYSE: MRT) has scheduled a conference call and webcast for investors at 5:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Monday, March 9, 2009

Time:	5:00 p.m. ET (please dial in by 4:45 p.m.)

Dial-In #:	866-362-4832 U.S. & Canada
617-597-5364 International

Confirmation code:	67638584

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of March 9, 2009, the Company owned and operated 81 Morton’s steakhouses located in 69 cities across 28 states, Puerto Rico and six international locations (Hong Kong, Macau, Mexico City, Singapore, Toronto and Vancouver) and three Italian restaurants. Please visit our Morton’s website at www.mortons.com.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, (i) a reduction in consumer and/or business spending in one or more of the Company’s markets due to business layoffs or budget reductions, negative consumer sentiment, access to consumer credit, commodity and other prices, events or occurrences affecting the securities and/or financial markets, occurrences affecting the Company’s common stock, housing values, changes in federal, state, foreign and/or local tax levels or other factors, (ii) risks relating to the restaurant industry and the Company’s business, including competition, changes in consumer tastes and preferences, risks associated with opening new locations, increases in food and other raw materials costs, increases in energy costs, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, perceived product safety issues, supply interruptions, litigation, government regulation and the Company’s ability to maintain adequate financing facilities, the Company’s liquidity and capital resources, prevailing interest rates and legal and regulatory matters and (iii) other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the Company’s ability to expand is dependent upon various factors, such as the availability of attractive sites for new restaurants, the ability to negotiate suitable lease terms, the ability to generate or borrow funds to develop new restaurants, the ability to obtain various government permits and licenses, limitations on permitted capital expenditures under the Company’s credit facility and the recruitment and training of skilled management and restaurant employees. Other unknown or unpredictable factors also could harm the Company’s business, financial condition and results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

# # #

Morton’s Restaurant Group, Inc.

Consolidated Statements of Operations and Margin Analysis—Unaudited

(Amounts in thousands, except per share data)

	Three Month Periods Ended				Fiscal Years Ended
	January 4, 2009		December 30, 2007		January 4, 2009		December 30, 2007
Revenues	$93,459	100.0%	$100,453	100.0%	$354,490	100.0%	$353,825	100.0%

Food and beverage costs	29,749	31.8%	32,262	32.1%	115,430	32.6%	117,010	33.1%
Restaurant operating expenses	47,964	51.3%	46,068	45.9%	182,305	51.4%	167,816	47.4%
Pre-opening costs	1,784	1.9%	1,624	1.6%	4,251	1.2%	5,262	1.5%
Depreciation and amortization	2,834	3.0%	2,962	2.9%	12,785	3.6%	10,602	3.0%
General and administrative expenses	7,463	8.0%	9,377	9.3%	26,541	7.5%	27,229	7.7%
Marketing and promotional expenses	1,749	1.9%	2,145	2.1%	7,680	2.2%	7,731	2.2%
Non-cash impairment charges	10,397	11.1%	927	0.9%	80,175	22.6%	927	0.3%
Lease exiting and related costs	917	1.0%	—	—	917	0.3%	—	—

Operating (loss) income	(9,398)	(10.1)%	5,088	5.1%	(75,594)	(21.3)%	17,248	4.9%

Interest expense, net	708	0.8%	921	0.9%	2,844	0.8%	3,685	1.0%

(Loss) income before income taxes	(10,106)	(10.8)%	4,167	4.1%	(78,438)	(22.1)%	13,563	3.8%

Income tax (benefit) expense	(2,036)	(2.2)%	(2,275)	(2.3)%	(10,739)	(3.0)%	561	0.2%

Net (loss) income	$(8,070)	(8.6)%	$6,442	6.4%	$(67,699)	(19.1)%	$13,002	3.7%

Net (loss) income per share:
Basic	$(0.51)		$0.38		$(4.21)		$0.77
Diluted	$(0.51)		$0.38		$(4.21)		$0.77

Shares used in computing net (loss) income per share:
Basic	15,781.2		16,937.9		16,090.6		16,932.2
Diluted	15,781.2		16,954.1		16,090.6		16,978.8

Morton’s Restaurant Group, Inc.

Adjusted Net Income and Adjusted Diluted Net Income Per Share (Note 1)

(In thousands, except per share data)

	Three Month Periods Ended			Fiscal Years Ended
	January 4, 2009	December 30, 2007		January 4, 2009	December 30, 2007
Net (loss) income, as reported	$(8,070)	$6,442		$(67,699)	$13,002
Income tax (benefit) expense	(2,036)	(2,275)		(10,739)	561

(Loss) income before income taxes, as reported	(10,106)	4,167		(78,438)	13,563
Adjustments (1):
Non-cash impairment charges (2)	10,397	927		80,175	927
Lease exiting and related costs	917 (3)	—		917 (3)	—
Wage and hour charges (4)	3,719	3,412		3,719	3,412

Adjusted income before income taxes	4,927	8,506		6,373	17,902
Adjusted income tax expense	637 (5)	2,341	(6)	1,012 (5)	5,177	(6)

Adjusted net income	$4,290	$6,165		$5,361	$12,725

Adjusted diluted net income per share	$0.27	$0.36		$0.33	$0.75
Shares used in computing adjusted diluted net income per share (7)	15,783.1	16,954.1		16,092.0	16,978.8

Notes:

(1)	The Company includes these adjusted calculations for fiscal 2008 and fiscal 2007 because management believes they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Accordingly, the Company believes that the presentation of this analysis, when used in conjunction with GAAP financial measures, is a useful financial analysis tool which can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. This analysis should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

(2)	The non-cash impairment charges for the three month period ended January 4, 2009 of $10,397 consisted of $8,145 for goodwill and $2,252 for certain long-lived assets. The non cash impairment charges for the fiscal year ended January 4, 2009 of $80,175 consisted of $52,145 for goodwill, $6,000 for the intangible asset and $22,030 for certain long-lived assets. The non-cash impairment charge for the three month period and the fiscal year ended December 30, 2007 consisted of $927 for the write-down of property and equipment relating to one Morton’s steakhouse.
(3)	The lease exiting and related costs for the three month period and fiscal year ended January 4, 2009 of $917 consisted of $752 relating to the closure of the New York office and $165 relating to the closure of two Morton’s steakhouses.
(4)	The Company settled several wage and hour and similar labor claims and recorded charges for these and certain other labor claims of $3,719 and $3,412 in the three month periods and the fiscal years ended January 4, 2009 and December 30, 2007, respectively.
(5)

In connection with the lease exiting and related costs, the non-cash impairment charges and the charges related to wage and hour and similar labor claims, the Company recorded a net income tax benefit of $2,673 for the three month period ended January 4, 2009. In connection with the lease exiting and related costs, the non-cash impairment charges and the charges related to wage and hour and similar labor claims, the Company recorded a net income tax benefit of $11,751 for the fiscal year ended January 4, 2009.

(6)	The Company’s fiscal 2007 effective income tax rate of approximately 4.1% reflected the effect of amending the Company’s 2004 and 2005 federal tax returns to better utilize FICA tax credits, resulting in an income tax benefit of $2,978. Excluding the effect of this benefit, the Company’s fiscal 2007 effective tax rate approximated 26%. Additionally, in connection with the non-cash impairment charge and the charges related to wage and hour and labor claims, the Company recorded an income tax benefit of $1,638 for the three month period and the fiscal year ended December 30, 2007.
(7)	Fully diluted shares include dilutive unvested restricted shares of 1.9 and 16.2 for the three month periods ended January 4, 2009 and December 30, 2007, respectively. Fully diluted shares include dilutive unvested restricted shares of 1.4 and 46.6 for the fiscal years ended January 4, 2009 and December 30, 2007, respectively.